Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into as of June 14, 2021 by and between IPSIDY INC., a Delaware corporation (the “Company”), and THOMAS THIMOT (the “Executive”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control or certain other terminations pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURPOSE AND TERM

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of (i) a Termination Upon Change of Control or (ii) an Involuntary Termination. Subject to the terms of any applicable written employment agreement between Company and the Executive (as to which Executive acknowledges no other such agreement exists as of the date hereof), either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties.

2. TERMINATION GENERALLY

2.1 Termination of Employment Generally. In the event the Executive’s employment with the Company terminates, for any reason whatsoever including death or disability the Executive shall be entitled to the benefits described in this Section 2.1.

2.1.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date shall be paid to Executive on such Date.

2.1.2 Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus amount to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was earned and is unpaid on the Termination Date.

2.1.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

3. TERMINATION UPON CHANGE OF CONTROL

3.1 Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary and 100% of Executive’s target annual bonus for the year in which the Termination Date occurs (or, if greater, the target annual bonus in effect immediately prior to the Change of Control) which shall be paid in a lump sum payment within ten (10) days following the Termination Date; provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. This section shall not apply and no severance payment shall be payable hereunder to the extent of the amount of any bonus payable to Executive upon a Change of Control.

3.2 COBRA. The Company will reimburse Executive for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) 12 months following the Termination Date, (ii) the date Executive is eligible for health coverage for Executive and Executive’s eligible dependents from a new employer or (iii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of the Termination Date, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to 150% of 12 months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the Termination Date.

3.3 Equity Compensation Acceleration. Upon the Executive’s Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive.

3.4 Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto, (the “D&O Insurance Policy”) immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

4. INVOLUNTARY TERMINATION

4.1 Severance Payment. In the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive an amount equal to twelve (12) months of the Executive’s Base Salary, which shall be paid according to the following schedule: (i) a lump sum payment equal to one-fourth of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-fourth of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. Notwithstanding the foregoing, if the Involuntary Termination occurs within the first twelve (12) months following the Effective Date, the amounts paid will instead equal six (6) months of the Executive’s Base Salary.

4.2 COBRA. The Company will reimburse Executive for the cost of continuation of health coverage for Executive and Executive’s eligible dependents pursuant to COBRA until the earlier of (i) 12 months following the Termination Date, (ii) the date Executive is eligible for health coverage for Executive and Executive’s eligible dependents from a new employer or (iii) the date Executive and Executive’s eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of the Termination Date, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to 150% of 12 months of Executive’s estimated COBRA premiums, less applicable withholdings, within 10 days following the Termination Date.

4.3 Equity Compensation Exercise. Upon the Executive’s Involuntary Termination, the Exercise Period with respect to vested Shares, under the Company Plans for the purposes of the Executive’s stock options granted under the Company Plans shall be extended so as to expire four (4) years from the date of Involuntary Termination or the remaining term of the relevant equity award, whichever is the lesser. All unvested Shares under any such grants or other equity awards shall lapse and no longer be exercisable as of the date of Involuntary Termination.

4.4 Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.

5. FEDERAL EXCISE TAX UNDER SECTION 280G

5.1 Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then such amounts will either be (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such amounts being subject to excise tax pursuant to Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amounts, notwithstanding that all or some portion of such amounts may be taxable under Code Section 4999. If a reduction in the amounts constituting “parachute payments” is necessary so that no portion of such amounts are subject to the excise tax under Code Section 4999, the reduction will occur in the following order: (i) reduction of the cash severance payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduce; (ii) cancellation of accelerated vesting of equity awards which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of continued employee benefits, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code.

5.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

6. DEFINITIONS

6.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

6.2 “Base Salary” means the greater of (a) if applicable, the monthly salary of the Executive in effect immediately prior to the Change of Control, or (b) the monthly salary of the Executive in effect immediately prior to the Termination Date.

6.3 “Cause” means:

(a)	the Executive willfully failed to follow the lawful written directions of the Board of Directors of the Company (the “Board”) or Executive’s immediate superior; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

(c)	the Executive willfully failed to comply in any material respect with the Employee Invention Assignment & Confidentiality Agreement, the Company’s share dealing code, the Executive’s non-competition agreement, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

(d)	the Executive is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or fraud that the Company reasonably believes would have a material adverse effect on the Company.

6.4 “Change of Control” means:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(b)	the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(d)	a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(e)	the dissolution or liquidation of the Company.

6.5 “Company” shall mean IPSIDY INC. and, following a Change of Control, any Successor.

6.6 “Company Plans” shall mean the Company’s 2017 Incentive Stock Plan and any employee equity plan that replaces or supplements such plan, as well as any grant of stock options, restricted stock, stock appreciation rights, stock award, or stock purchase offer, which may be made to Executive outside of any such plan.

6.7 “Involuntary Termination” means:

(a)	any termination without Cause of the employment of the Executive by the Company; or

(b)	any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason (5) that would qualify as a Termination Upon Change of Control hereunder.

6.8 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.

(b)	The assignment to the Executive of a title, position, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, responsibilities or duties which the Executive had immediately prior to such assignment (including, as relevant, immediately prior to the public announcement of the Change of Control).

(c)	A material reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), and in the event of a Change of Control, as compared to Executive’s Base Salary and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control; provided, however, that this clause (c) shall not apply in the event of a reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(d)	The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance.

(e)	A material breach of this Agreement by the Company, including, in the event of a Change of Control, failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement.

The Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the Company’s failure to cure.

6.9 “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(b)	such total incapacity shall have continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

6.10 “Substantive Functional Equivalent” means that the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board.

6.11 “Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.

6.12 “Termination Date” means the date of the termination of the Executive’s employment with the Company.

6.13 “Termination Upon Change of Control” means:

(a)	any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(b)	any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change in Control and in any event within twelve (12) months following the expiration of any Company cure period.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

7. EXCLUSIVE REMEDY

7.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

7.2 No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

7.3 Release of Claims. The payment of the benefits described in Sections 3 and 4 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims as provided by the Company in the form attached hereto as Exhibit 1; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.

7.4 Noncumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control or Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar benefits, then no benefits shall be received by Executive under this Agreement unless, prior to payment or receipt of benefits under this Agreement, the Executive waives Executive’s rights to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

8. ARBITRATION

8.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

8.2 Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for his own costs and attorneys’ fees.

8.3 Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

9. NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: General Counsel, at the Company’s offices at 670 Long Beach Boulevard, Long Beach, New York 11561 USA or legal@ipsidy.com and, (b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12. MISCELLANEOUS PROVISIONS

12.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

12.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.3 Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

12.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

12.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

12.7. Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this letter shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any provision in this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A and this Agreement shall be interpreted consistently therewith. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein,to the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate and distinct “payments” for purposes of Section 1.409Aof the Code. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The Company makes no representation that any or all of the payments described or referenced in this letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment, and Company’s only obligation is to comply with its obligations set forth herein.

12.8 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied). The Executive hereby acknowledges, represents and warrants that he has been individually represented by counsel in negotiating and signing this agreement.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Executive

/s/ Tom Thimot
Thomas Thimot

333 Johnson Ave,
Los Gatos, CA 95030

Ipsidy Inc.

By:	/s/ Phillip Kumnick
Phillip L. Kumnick, CEO

EXHIBIT 1

RELEASE OF CLAIMS

This General Release of all Claims (this “Release”) is entered into on [●], by and between Ipsidy Inc., a Delaware corporation (the “Company”), and Thomas Thimot (the “Executive”).

In accordance with Section 7.3 of the Executive Retention Agreement by and between the Company and the Executive, effective __________, 2021 (the “Retention Agreement”), in consideration of the payments and benefits to which the Executive is entitled pursuant to the Retention Agreement subject to the execution and non-revocation of this Release, the Executive agrees as follows:

●	General Release and Waiver of Claims.

o	Release. The Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, managers, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer, manager or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company to pay the amounts due and owing to Executive on the Termination Date or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company; any indemnification or similar rights the Executive has as a current or former officer, manager or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s governance documents or any rights with respect to “directors’ and officers’” insurance policies; and the Executive’s right to reimbursement of business expenses.

o	Specific Release of ADEA Claims. The Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release. The Executive also understands that he has seven (7) calendar days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

o	Release of All Claims. The Executive acknowledges, understands and agrees that he may later discover Claims or facts in addition to or different from those which he now knows or believes to be true with respect to the subject matters of this Release, but that it is nevertheless his intention by signing this Release to fully, finally and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

o	California Civil Code Section 1542 Waiver. The Executive has read the provisions of California Civil Code Section 1542 and has consulted his own counsel regarding that section. The Executive waives any and all rights under California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

o	Executive agrees and acknowledges that the released claims extend to and include unknown and unsuspected claims. In furtherance of the Executive’s intent, the release in this Release shall remain in full and complete effect notwithstanding the discovery or existence of any additional, contrary, or different facts.

o	No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Release.

● Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than in respect of any matter described in the proviso to Section 1(a) of this Release (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

● Remedies. The Executive understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

● Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

● Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

● Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State.

● Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Retention Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first set forth below.

EXECUTIVE:

THOMAS THIMOT

ACKNOWLEDGED AND AGREED

IPSIDY INC.

By:
Its: